UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G - AMENDMENT 3

(Name of Issuer)
Imation Corp.

(Title of Class of Securities)
Common Stock

(CUSIP Number)
45245A107

NAME OF REPORTING PERSON
Private Capital Management, Inc.

I.R.S. IDENTIFICATION NO.
59-2756929

MEMBER OF A GROUP?
(b) X

PLACE OF ORGANIZATION
Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 9000
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 9000
SHARED DISPOSITIVE POWER 4954094

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4963094

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
13.6%

TYPE OF REPORTING PERSON
IA

NAME OF REPORTING PERSON
Bruce S. Sherman

I.R.S. IDENTIFICATION NO.
###-##-####

MEMBER OF A GROUP?
(b) X

CITIZENSHIP
U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 11000
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 11000
SHARED DISPOSITIVE POWER 5429094

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5440094

AGGREGATE AMOUNT BENEFICIALLY OWNED EXCLUDES CERTAIN SHARES
(yes)

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
14.9%

TYPE OF REPORTING PERSON
IN


NAME OF REPORTING PERSON
Gregg J. Powers

I.R.S. IDENTIFICATION NO.
###-##-####

MEMBER OF A GROUP?
(b) X

CITIZENSHIP
U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 41000
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 41000
SHARED DISPOSITIVE POWER 0

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41000

AGGREGATE AMOUNT BENEFICIALLY OWNED EXCLUDES CERTAIN SHARES
(yes)

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
0.1%

TYPE OF REPORTING PERSON
IN

NAME OF REPORTING PERSON
SPS Partners, L.P.

I.R.S. IDENTIFICATION NO.
65-0496234

MEMBER OF A GROUP?
(b) X

PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 0
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 0
SHARED DISPOSITIVE POWER 475000

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
475000

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY OWNED
1.3%

TYPE OF REPORTING PERSON
IA

ITEMS 1 - 10 OF GENERAL INSTRUCTIONS

Item 1.
(a)Name of Issuer:  Imation Corp.
(b)Address of Issuer:  1 Imation Place, Oakdale, MN  55128

Item 2.
(a)Name of Person Filing:  See Exhibit 1
(b)Address of Person Filing:3003 Tamiami Trail N., Naples, FL  33940
(c)Citizenship:  See Exhibit 1
(d)Title of Class of Securities:  Common Stock
(e)CUSIP Number:  45245A107

Item 3.
The reporting person is filing as an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

Item 4. Ownership
(a)Amount Beneficially Owned:  See Exhibit 1
(b)Percent of Class:  See Exhibit 1
(c)Number of Shares as to which such person has:
(i)sole power to vote or to direct the vote:
     See Exhibit 1
(ii)shared power to vote or to direct the vote:
     See Exhibit 1
(iii)sole power to dispose or to direct the disposition of:
     See Exhibit 1
(iv)shared power to dispose or to direct the disposition of:
     See Exhibit 1

Item 5. Ownership of Five Percent or Less of Class:
        N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person: N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company: N/A

Item 8. Identification and Classification of Members of the Group:
        See Exhibit 1

Item 9. Notice of Dissolution of Group:
        N/A

Item 10. Certification:
        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   See Exhibit 2
Signature:  See Exhibit 2
Name/Title: See Exhibit 2



                    Exhibit 1


Item 2.
(a) Name of Person Filing
     1)  Private Capital Management, Inc.
     2) *Bruce S. Sherman
     3) *Gregg J. Powers
     4)  SPS Partners, L.P.

(c)Citizenship
     1)  Florida
     2)  U.S.
     3)  U.S.
     4)  Maryland

Item 4.
(a) Amount Beneficially Owned
     1) 4963094
     2) 5440094
     3) 41000
     4) 475000

(b) Percent of Class
     1)  13.6%
     2)  14.9%
     3)  0.0%
     4)  1.3%


(c) Number of shares as to which such person has:
   (i)   sole power to vote or to direct the vote
         1)  9000
         2)  11000
         3)  41000
         4)  0


   (ii)  shared power to vote or to direct the vote
         1)  0
         2)  0
         3)  0
         4)  0


   (iii) sole power to dispose or to direct the disposition of
         1)  9000
         2)  11000
         3)  41000
         4)  0


   (iv)  shared power to dispose or to direct the disposition of
         1)  4954094
         2)  5429094
         3)  0
         4)  475000

*Bruce S. Sherman is Chairman of Private Capital Management, Inc. ("PCM") and exercises shared dispositive power with respect to shares held by it on behalf of its clients. Mr. Sherman is also the Managing General Partner of SPS Partners, LP ("SPS") which act as the Investment Advisor for the Entrepreneurial Value Fund, L.P. ("EVF"), and exercises shared dispositive power with respect to those shares.
Mr. Powers is President of PCM or affiliates therof and he (i) does not exercise sole or shared dispositive or voting powers with respect to shares held by PCM or SPS, (ii) disclaim beneficial ownership of shares held by Mr. Sherman, PCM and SPS, and (iii) disclaims, along with Mr. Sherman, the existence of a group.


Exhibit 2

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000




_____________________________________
Bruce S. Sherman
Chairman of Private Capital Management, Inc.




_____________________________________
Bruce S. Sherman
Managing Director of SPS Partners, LLC




_____________________________________
Bruce S. Sherman
Individually




______________________________________
Gregg J. Powers
Individually